As filed with the Securities and Exchange Commission on June 14, 2018

Registration Statement No. 333-225215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Essential Properties Realty Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 436-0619

(Address, including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter M. Mavoides

President and Chief Executive Officer

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 436-0610

(Name, Address, including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Gerard Cummins, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5599	Julian T.H. Kleindorfer, Esq. Lewis W. Kneib, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☒

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Common Stock, $0.01 par value per share	$635,375,000	$79,105

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Essential Properties Realty Trust, Inc. is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-225215) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee	$79,104
FINRA Filing Fee	95,806
NYSE Listing Fees	250,000
Accounting Fees and Expenses	805,000
Legal Fees and Expenses	3,250,000
Printing Fees and Expenses	400,000
Transfer Agent and Registrar Fees	10,000
Miscellaneous	5,110,090

Total	$10,000,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In connection with our formation and initial capitalization, on January 17, 2018, we issued 100 shares of our common stock, $0.01 par value per share to EPRT Holdings, LLC for an aggregate purchase price of $100. These securities were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Concurrently with the completion of this offering, an affiliate of Eldridge Industries, LLC will purchase 7,785,611 shares of our common stock (based on the mid-point of the price range set forth on the front cover of the prospectus constituting part of this registration statement) at a price per share equal to the initial public offering price per share of common stock in the offering to which the prospectus relates. The foregoing issuance will be exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) thereof.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us from the securities registered hereunder will be credited to the appropriate capital account.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements: see Index to Financial Statements.

(B) Exhibits: The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

*1.1	Form of Underwriting Agreement

*3.1	Form of Articles of Amendment and Restatement of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

*3.2	Form of Amended and Restated Bylaws of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

*4.1	Form of Common Stock Certificate of Essential Properties Realty Trust, Inc.

*4.2	Amended and Restated Master Indenture dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes

*4.3	Amended and Restated Series 2016-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and Citibank, N.A., as indenture trustee

*4.4	Series 2017-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC, SCF RC Funding III LLC and Citibank, N.A., as indenture trustee

*5.1	Opinion of Venable LLP

*8.1	Opinion of Sidley Austin LLP with respect to tax matters

10.1	Form of Agreement of Limited Partnership of Essential Properties, L.P., to be in effect upon the completion of this offering

*10.2	Form of Stockholders Agreement among Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

10.3	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

10.4	Form of Purchase Agreement between Essential Properties Realty Trust, Inc. and the purchaser in the concurrent Eldridge private placement of common stock

10.5	Form of Purchase Agreement between Essential Properties, L.P. and the purchaser in the concurrent Eldridge private placement of OP units

*10.6	Form of Indemnification Agreement between Essential Properties Realty Trust, Inc. and each of its directors and executive officers

†*10.7	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Peter M. Mavoides

†*10.8	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Gregg A. Seibert

†*10.9	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Hillary P. Hai

†*10.10	Essential Properties Realty Trust, Inc. and Essential Properties, L.P. 2018 Incentive Award Plan

†10.11	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement for directors

†10.12	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement for employees

10.13	Form of New Credit Agreement (for the revolving credit facility to be in effect upon the completion of this offering)

*10.14

Amended and Restated Property Management and Servicing Agreement dated as of

July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, SCF Realty Capital LLC, a Delaware limited liability company, as property manager and special servicer, and Midland Loan Services, a division of PNC Bank, National Association, as back-up manager and Citibank, N.A., as indenture trustee

*21.1	List of Subsidiaries of Essential Properties Realty Trust, Inc.

*23.1	Consent of Ernst & Young LLP as to the balance sheet of Essential Properties Realty Trust, Inc.

*23.2	Consent of Ernst & Young LLP as to the consolidated financial statements of Essential Properties Realty Trust, Inc. Predecessor

*23.3	Consent of Venable LLP (contained in Exhibit 5.1)

*23.4	Consent of Sidley Austin LLP (contained in Exhibit 8.1)

*23.5	Consent of Rosen Consulting Group

*23.6	Consent to be Named as a Director Nominee (Paul T. Bossidy)

*23.7	Consent to be Named as a Director Nominee (Todd J. Gilbert)

*23.8	Consent to be Named as a Director Nominee (Anthony D. Minella)

*23.9	Consent to be Named as a Director Nominee (Stephen D. Sautel)

*23.10	Consent to be Named as a Director Nominee (Joyce DeLucca)

*23.11	Consent to be Named as a Director Nominee (Scott A. Estes)

*	Previously filed.
†	Indicates management contract or compensatory plan.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit

*1.1	Form of Underwriting Agreement

*3.1	Form of Articles of Amendment and Restatement of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

*3.2	Form of Amended and Restated Bylaws of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

*4.1	Form of Common Stock Certificate of Essential Properties Realty Trust, Inc.

*4.2	Amended and Restated Master Indenture dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes

*4.3	Amended and Restated Series 2016-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and Citibank, N.A., as indenture trustee

*4.4	Series 2017-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC, SCF RC Funding III LLC and Citibank, N.A., as indenture trustee

*5.1	Opinion of Venable LLP

*8.1	Opinion of Sidley Austin LLP with respect to tax matters

10.1	Form of Agreement of Limited Partnership of Essential Properties, L.P., to be in effect upon the completion of this offering

*10.2	Form of Stockholders Agreement among Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

10.3	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

10.4	Form of Purchase Agreement between Essential Properties Realty Trust, Inc. and the purchaser in the concurrent Eldridge private placement of common stock

10.5	Form of Purchase Agreement between Essential Properties, L.P. and the purchaser in the concurrent Eldridge private placement of OP units

*10.6	Form of Indemnification Agreement between Essential Properties Realty Trust, Inc. and each of its directors and executive officers

†*10.7	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Peter M. Mavoides

†*10.8	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Gregg A. Seibert

†*10.9	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Hillary P. Hai

†*10.10	Essential Properties Realty Trust, Inc. and Essential Properties, L.P. 2018 Incentive Award Plan

Exhibit

†10.11	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement for directors

†10.12	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement for employees

10.13	Form of New Credit Agreement (for the revolving credit facility to be in effect upon the completion of this offering)

*10.14	Amended and Restated Property Management and Servicing Agreement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, SCF Realty Capital LLC, a Delaware limited liability company, as property manager and special servicer, and Midland Loan Services, a division of PNC Bank, National Association, as back-up manager and Citibank, N.A., as indenture trustee

*21.1	List of Subsidiaries of Essential Properties Realty Trust, Inc.

*23.1	Consent of Ernst & Young LLP as to the balance sheet of Essential Properties Realty Trust, Inc.

*23.2	Consent of Ernst & Young LLP as to the consolidated financial statements of Essential Properties Realty Trust, Inc. Predecessor

*23.3	Consent of Venable LLP (contained in Exhibit 5.1)

*23.4	Consent of Sidley Austin LLP (contained in Exhibit 8.1)

*23.5	Consent of Rosen Consulting Group

*23.6	Consent to be Named as a Director Nominee (Paul T. Bossidy)

*23.7	Consent to be Named as a Director Nominee (Todd J. Gilbert)

*23.8	Consent to be Named as a Director Nominee (Anthony D. Minella)

*23.9	Consent to be Named as a Director Nominee (Stephen D. Sautel)

*23.10	Consent to be Named as a Director Nominee (Joyce DeLucca)

*23.11	Consent to be Named as a Director Nominee (Scott A. Estes)

*	Previously filed.
†	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on this 14th day of June, 2018.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

By:	/s/ Peter M. Mavoides
Peter M. Mavoides
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter M. Mavoides Peter M. Mavoides	Director, President and Chief Executive Officer (principal executive officer)	June 14, 2018

/s/ Hillary P. Hai Hillary P. Hai	Chief Financial Officer (principal financial and accounting officer)	June 14, 2018